Exhibit 99.1

QUARTERLY REPORT March 2024 1 Highlights SAFETY AND PRODUCTION ➢ Strong safety performance, Group TRIR of 1.01 as of 31 March 2024, reflecting a 26% improvement over same period in prior year. ➢ Group ROM coal production (6.0 Mt) and Saleable production (3.4 Mt) in Q1 impacted by significant weather including the impact of two tropical cyclones in Queensland; Strong March and April production rates have been realised. ➢ Curragh pre-strip deficit works complete; 4 fleets demobilised from site (~30 major pieces of equipment) in late March; Completion of these works marks a significant milestone for the mine and we expect to see a material reduction in costs per tonne from April. ➢ Curragh dragline fleet delivering planned productivity improvements with waste movement ratio to truck / excavator increasing to 44% (up from 37%), reflecting a return on prior year’s investment in the mine’s rectification works. ➢ Curragh’s wet weather impact mitigation strategy saw both CHPPs annual maintenance shutdowns brought forward and complete. ➢ Buchanan shaft maintenance, including skip rope replacements, brought forward and complete; Conveyor belt system downtime is at record lows and skip counts are trending to the best in two years. ➢ Highwall mining commenced at Logan’s surface operations in March. ➢ Our growth projects, Buchanan expansion and Curragh Underground, are on budget and schedule; Curragh Underground officially named “Mammoth Underground”; First coal from Mammoth expected in December 2024 (subject to regulatory approvals) and full project completion at Buchanan expected in early 2025. ➢ Our growth investments are at multiples substantially lower than recent market opportunities, which we expect will create significant value for our Shareholders. ➢ Installation of Buchanan’s 2 nd VAM emissions reduction unit is complete and testing is underway; expected to be online in early May ahead of schedule. FINANCIAL AND CORPORATE ➢ Coronado reaffirms previously announced FY24 market guidance. ➢ Group revenue of $668 million for the March quarter; Group Capital Expenditure was $72 million. ➢ Closing cash balance of $225 million, with continued investment in our organic growth projects and emissions reduction projects, without the need for raising additional debt or equity. COAL SALES AND MARKETS ➢ Group Sales volumes for the March quarter were 3.7 Mt. ➢ Group Realised Price Per Tonne of Met Coal Sold was $204.3 per tonne (mix of FOR / FOB / Domestic pricing), up 3% on the prior December quarter. ➢ Coronado U.S. segment is not impacted by the Baltimore bridge collapse. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T: +61 7 3031 7777 E: investors@coronadoglobal.com www.coronadoglobal.com About Coronado Coronado Global Resources Inc, or Coronado is a leading international producer of high-quality Metallurgical Coal, an essential element in steel production. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Metallurgical Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate. The management team has extensive global experience with blue-chip resource companies. It has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited. Coronado will release its Quarterly Form 10-Q to the ASX and SEC on 7 May 2024 (AEST). Coronado Annual General Meeting of Stockholders to be held at 10.00am on 6 June 2024 (AEST).

Message from the CEO Douglas Thompson, Chief Executive Officer 2 The Coronado team continued to deliver upon our plan, and recorded several milestones in Q1 2024 that has positioned our business well for the rest of the year and beyond. Our business commenced mining operations in the newly developed Southern District at Buchanan; we commenced highwall mining at our surface operations at Logan; successfully completed the demobilisation of 4 contractor fleets from our Curragh Complex in late March; and our dragline productivities improved as per our plan post the investment to improve strike lengths and pit geometry. We also continued to invest simultaneously in our organic growth and emission reduction projects, without the need for raising additional debt or equity. Our organic growth investments are unlocking the substantial value found within our 100% owned 838 million tonne reserve base. Investments in Mammoth Underground (formerly Curragh Underground) and in our Buchanan expansion works are at multiples substantially lower than recent market opportunities, which we expect will create significant value for our shareholders. Q1 2024 Operational Overview Coronado completed Q1 with strong safety results. As of 31 March 2024, our Australian TRIFR was 1.63 reflecting a 49% year-on-year improvement and the lowest rate since May 2018. Our U.S. operations achieved a TRIR of 2.12, a 25% improvement year-on-year. The Group’s TRIR stands at 1.01, reflecting a 26% improvement over prior year. In addition to these results, I congratulate the Logan Complex for achieving several safety awards for their 2023 performance. All Logan surface and underground operations achieved the West Virginia Joseph A. Holmes Safety Association award, with three of those operations also receiving Mountaineer Guardian awards. Coronado completed the March quarter with Group ROM coal production of 6.0 Mt (down 2%), Saleable production of 3.4 Mt (down 13%), and Sales volumes of 3.7 Mt (down 9%) compared to the prior December quarter. At Curragh, production rates were lower quarter-on-quarter principally due to the impacts of heavy rainfall in the Bowen Basin in late December that continued in January / February, driven by two tropical cyclone weather systems. To mitigate the impact of the significant weather, management brought forward maintenance plans, which saw both CHPPs complete their annual maintenance. In late March, Curragh completed its pre-strip waste movement deficit works and subsequently demobilised 4 fleets from site. The removal of these fleets, following the pit rectification works under the One Curragh Plan, marks a significant milestone for the mine. As a result of these actions, Curragh expects to see a material reduction in costs per tonne from April. In late March, Curragh introduced a new PC7000 excavator which will further increase productivity rates and coal delivery. Curragh achieved planned productivity improvements from its dragline fleets, with the ratio of waste material moved by draglines to truck / excavator increasing to 44% (up from 37%). The mine also exceeded planned waste movement and drill & blast metres in the quarter, setting the pits up well for coal availability in subsequent quarters. Operationally, Curragh finished the March quarter strongly with elevated stockpiles, and that strong momentum is continuing into April. At our U.S. operations, March quarter ROM coal production was 3.3 Mt (up 20%) as we commenced mining in the newly developed Southern District at Buchanan. Conveyor belt system downtime is at record lows and skip counts are trending to the best in the past two years. Saleable production from the U.S. operations was 1.2 Mt (up 0.4%) impacted by temporarily lower yields, as planned. The Logan operation also commenced highwall mining activities, and in April has successfully re-entered the Powellton underground reserve as planned. Looking ahead to the June quarter, April performance from Coronado’s operations has been strong with improved coal mining and lower costs per tonne being realised at Curragh; improved yields being noted at Buchanan; and solid incremental tonnages being achieved at Logan. Today, we reaffirm our previously announced FY24 guidance. Balance Sheet and Liquidity Coronado’s quarterly revenue of $668 million was broadly aligned with the prior December quarter due to marginally higher Met coal price realisations despite lower quarter-on-quarter sales volumes. Coronado maintained healthy liquidity levels following the Queensland Revenue Office additional final payment for stamp duty and interest totalling $51.5 million (A$79.0 million), maintaining Available Liquidity of $375 million and a temporary Net Debt position of $18 million at 31 March 2024. Metallurgical Coal Markets In the March quarter, the average PLV HCC FOB AUS index price was $308/t, a decrease of 8% over the prior quarter. The index price decrease was primarily due to a combination of increased supply in Australia, post the wet weather events, and soft seaborne demand. The global economic environment and weak steel demand outlook continues to put pressure on steel margins with steelmakers continuing to manage lower demand through lower hot metal production and reducing demand for raw materials. Coronado anticipates that June quarter prices will stabilise at current levels as India imports increase on the back of strong demand for pre-monsoon restocking for May and June delivery.

Coronado
STEEL STARTS HERE

Health and Safety

In Australia, the 12-month rolling average TRIFR as of 31 March 2024 was 1.63, compared to 3.18 as of 31 March 2023, reflecting a 49% year-on-year improvement and the lowest Australia TRIFR since May 2018.

In the U.S., the 12-month rolling average TRIR as of 31 March 2024 was 2.12, compared to 2.83 as of 31 March 2023, reflecting a 25% year-on-year improvement.

The Group TRIR as of 31 March 2024 was 1.01, compared to 1.36 as of 31 March 2023, reflecting a 26% year-on-year improvement.


Australian Operations TRIFR
TRIFR per million hours
10
8
6
4
2
0
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
Apr-24
Australian Operations
Industry Average


U.S. Operations TRIR
TRIR per 200,000 hours
4
3
2
1
0
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
Apr-24
U.S. Operations
Industry Average

During the March quarter, the Muddy Bridge mine (part of the Logan Complex) continued to realize excellence in safety by achieving 3-years Lost Time Injury-free.

During the March quarter, the Logan Complex achieved several safety awards for their 2023 performance. All Logan surface and underground operations achieved the West Virginia Joseph A. Holmes Safety Association award, with three of those operations also receiving Mountaineer Guardian awards.

Pictured is a group of Logan employees proudly displaying their Mountaineer Guardian awards.



3

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Mar Q24	Dec Q23	Change	Mar 2024 YTD	Mar 2023 YTD	Change
ROM Production	**Mt**	**6.0**	**6.1**	**(2.1%)**	**6.0**	**6.2**	**(3.8%)**
Australia	Mt	2.7	3.4	(19.7%)	2.7	2.7	1.4%
USA	Mt	3.3	2.7	20.1%	3.3	3.5	(7.8%)
Saleable Production	**Mt**	**3.4**	**3.9**	**(13.0%)**	**3.4**	**3.7**	**(8.7%)**
Australia	Mt	2.2	2.7	(19.1%)	2.2	2.1	5.0%
USA	Mt	1.2	1.2	0.4%	1.2	1.6	(25.9%)
% Met Coal	%	78.4%	77.6%	0.8%	78.4%	82.9%	(4.5%)
Sales Volumes	**Mt**	**3.7**	**4.1**	**(8.7%)**	**3.7**	**3.7**	**2.2%**
Australia	Mt	2.5	2.6	(3.5%)	2.5	2.2	15.3%
USA	Mt	1.2	1.5	(17.8%)	1.2	1.5	(17.2%)
Sales Mix							
Met Coal	%	78.7%	76.0%	2.7%	78.7%	74.7%	4.0%
Thermal Coal	%	21.3%	24.0%	(2.7%)	21.3%	25.3%	(4.0%)
Export Sales	%	69.0%	71.3%	(2.3%)	69.0%	73.5%	(4.5%)
Domestic Sales	%	31.0%	28.7%	2.3%	31.0%	26.5%	4.5%
AU- Realised Met Price (FOB)	US$/t	225.2	206.6	9.0%	225.2	241.9	(6.9%)
PLV HCC FOB AUS Index Price	US$/t	308.4	333.9	(7.6%)	308.4	343.9	(10.3%)
% of PLV HCC FOB AUS Index	%	73.0%	61.9%	11.1%	73.0%	70.3%	2.7%
US - Realised Met Price (FOR)	US$/t	170.9	189.4	(9.8%)	170.9	236.9	(27.9%)
% of PLV HCC FOB AUS Index	%	55.4%	56.7%	(1.3%)	55.4%	68.9%	(13.5%)
Group - Realised Met Price (combination of FOB / FOR)	US$/t	204.3	199.1	2.6%	204.3	239.7	(14.8%)
% of PLV HCC FOB AUS Index	%	66.2%	59.6%	6.6%	66.2%	69.7%	(3.5%)

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. In Q1 2024, Coronado revised its production reporting methodology such that the clean equivalent of ROM coal inventory on hand at period end is not included as part of Saleable Production. Comparative Saleable Production figures have not been updated for this revised methodology.

December quarter ROM coal production for the Group was 6.0 Mt, 2.1% lower than the December quarter. March quarter Saleable production for the Group was 3.4 Mt, 13.0% lower than the December quarter.

Australian Operations (Curragh)

The Australian operations ROM coal production for the March quarter was 2.7 Mt (19.7% lower) and Saleable production was 2.2 Mt (19.1% lower) compared to the December quarter.

Coal production rates were lower at the Curragh Complex during the March quarter primarily due to the impacts of heavy rainfall in late-December and average rainfall levels in January and February on saturated ground. To mitigate the impact of the significant weather in late-December, which reduced the mine's start of year planned ROM coal inventories, management brought forward maintenance plans. As a result, both CHPPs at Curragh have completed its annual shutdowns with no further maintenance planned for the rest of the year. Curragh also exceeded plan on Total Waste movements and drill metres during the quarter setting up the pits for enhanced coal availability in subsequent quarters.

At the end of March, Curragh had successfully completed the pre-strip waste movement deficit and demobilised four fleets from site - two from Curragh North and two from Curragh South. The removal of these fleets, following the pit rectification works under the One Curragh Plan, marks a significant milestone for the mine. A consolidation of contractors has also been undertaken with a reduction of resources commensurate with the fleet reductions and maintenance requirements implemented. As a result of these actions, from April, the Curragh Complex expects to see a material reduction in costs per tonne.

4

5 In late March, Curragh introduced a new PC7000 digger (pictured below) which will further increase coal delivery and productivity rates. Additionally, Curragh’s dragline fleets are achieving planned productivity improvements with the ratio of waste material moved by draglines to truck / excavator increasing to 44% (up from 37%) as planned. Operationally, Curragh finished the March quarter strongly with elevated stockpiles, and that strong momentum has continued into April. U.S. Operations (Buchanan and Logan) The U.S. operations ROM coal production for the March quarter was 3.3 Mt (20.1% higher) and Saleable production was 1.2 Mt (0.4% higher) compared to the December quarter. Strong March quarter ROM coal production was achieved as the Buchanan mine commenced mining in the newly developed Southern District. The close proximity of the hoists and underground bunker to the Southern District has helped with higher ROM coal delivery. During the quarter, planned maintenance on the hoists saw a significant improvement in skip efficiencies. Conveyor belt system downtime is at record lows and skip counts are trending to their best rates in two years. Saleable production levels mirrored the preceding December quarter due to temporarily lower yields, as planned, in the Southern District at Buchanan. It is expected that yields will increase in the June quarter to more normalised levels. Production from the Logan complex was on plan in the March quarter with Highwall Mining commencing in late March and the re-entry at Powellton Underground commencing in April. Sales Volumes, Realisation and Mix Sales volumes for the Group in the March quarter were 3.7 Mt, 8.7% lower than the prior December. Sales volumes from the Australian and U.S. operations were 2.5 Mt and 1.2 Mt, respectively. The Group Realised Price Per Tonne of Met Coal Sold for the March quarter (mixture of FOB / FOR / Domestic pricing) was $204.3 per tonne, an increase of 2.6% from the December quarter. Australia’s Realised Price Per Tonne of Met Coal Sold for the March quarter was $225.2 per tonne (FOB, 9.0% higher) and for the U.S. operations was $170.9 per tonne (mixture FOR / Domestic fixed, 9.8% lower). The increase in realised price is primarily due to the lag in price realisations at Curragh from higher December quarter average PLV HCC FOB AUS index prices and the realisation of higher quality product mix, partly offset by lower realisations from the U.S. business. The March quarter Group Realised Price Per Tonne of Met Coal Sold (mixture of FOB / FOR / Domestic pricing) of $204.3 per tonne equates to a 66.2% realisation on the March quarter average PLV HCC FOB AUS price index of $308.4 per tonne.

6 As a percentage of total Sales volumes for the March quarter, export sales were 69.0%. Coronado’s proportion of Met Coal sales revenue as a percentage of total coal revenues in the March quarter was 95.1%. The percentage of Met Coal sales was higher than prior year (March quarter 2023: 88.8%) due to the completion of U.S. Thermal contracts negotiated when Thermal pricing was at elevated levels, and switching was prevalent. Financial and Corporate March quarter Group revenue was $668.1 million and reflects a 1.7% decrease over the preceding December quarter Group revenues of $679.5 million. March quarter cash flows were negatively impacted by the additional payment on 6 March 2024 to the Queensland Revenue Office, or the QRO, of $51.5 million (A$79.0 million), inclusive of interest, prior to the Company lodging its appeal in the Supreme Court of Queensland on 11 March 2024, against the QRO's assessment of the stamp duty payable on Coronado's acquisition of the Curragh mine in March 2018. As of 31 March 2024, the Company had a Net Debt position of $18 million (31 December 2023: Net Cash $97 million), consisting of a closing cash balance of $225 million and $242 million aggregate principal amount of 10.750% Senior Secured Notes due 2026. Coronado had Available Liquidity of $375 million as of 31 March 2024, comprising cash and cash equivalents (excluding restricted cash), unrestricted short-term deposits and undrawn available borrowings under the ABL Facility. Q1 2024 Average Mining Costs Per Tonne Sold for the Group were $125.6 per tonne. Higher mining costs per tonne were primarily attributable to the production deferred to later quarters at Curragh following the significant wet weather experienced between December 2023 and February 2024 in Queensland and mining through lower yielding areas at Buchanan. Q1 2024 Capital Expenditure of $72.3 million was down 7.1% compared to the prior December 2023 quarter. Capital Expenditure in Q1 2024 mostly related to sustaining and growth expenditure at the U.S. operations. Capital Expenditure at Curragh was lower than planned in Q1 2023 given the wet weather impacts and has subsequently deferred to later quarters. Coronado reaffirms previously announced FY24 guidance for Saleable Production (16.4 – 17.2 Mt); Average Mining Costs Per Tonne Sold ($95 - $99/t), and Capital Expenditure ($220 million - $250 million). The Company has previously announced that on 25 September 2023, Energy & Minerals Group, or EMG, which is the Company’s controlling stockholder through its ownership of Coronado Group LLC, and certain other parties (the EMG Group and such other parties, or the Sellers) advised the Company that it had entered into a membership interest purchase agreement, or MIPA, with Sev.en Global Investments A.S., or 7GI, pursuant to which the Sellers agreed to sell all of EMG’s interest in Coronado to 7GI. As of 31 March 2024, the Company had not been advised that the closing conditions in relation to the acquisition had been satisfied. The Company continues to remain committed to the disclosure of all material information in relation to this transaction to the market when available, in accordance with our ASX continuous disclosure obligations. Coronado will release its Q1 2024 Quarterly Report on Form 10-Q to the market on 7 May 2024 (AEST). On 6 June 2024 (AEST), Coronado will hold its Annual General Meeting. 69.0% 12.1% 18.9% Mar Q24 Sales Volumes Mix Export US Domestic AUS Domestic 95.1% 4.9% Mar Q24 Revenue Mix Metallurgical Coal Thermal Coal

7 Metallurgical Coal Market Outlook Met Coal Pricing The benchmark PLV HCC FOB AUS average index price for the March 2024 quarter was $308 per tonne (December 2023 quarter: $333 per tonne), while the benchmark LV HCC FOB USEC average index price for the March 2024 quarter was $256 per tonne (December 2023 quarter: $264 per tonne). Australian PLV HCC FOB AUS prices declined from US$307/t in early March to US$245/t at the end of the month, with increased supply of Met Coal from Queensland as well as weak spot demand from China and India having a direct impact on prices. Source: S&P Global Platts 31 December 2019 to 26 April 2024. Seaborne supply of Australian Met Coal increased during March from drier conditions following the heavy rainfall experienced across the Bowen Basin December to February. March shipments increased ~20% relative to January and February average weekly shipments. The stronger supply position, along with ongoing reduced global steel demand, ultimately has led to additional spot market availability and a drop in prices in March and April. The global economic environment and weak steel demand outlook continues to put pressure on steel margins with steelmakers continuing to manage lower demand through lower hot metal production and reducing demand for raw materials. Coronado anticipates that June quarter prices will stabilise at current levels as India imports increase on the back of strong demand for pre-monsoon restocking for May and June delivery. The SGX forward curve, as at 26 April 2024, is projecting PLV HCC FOB AUS average index pricing of $276 per tonne in FY24. These pricing projections suggest there may be a higher pricing environment for longer, and a pricing environment expected to be well above the long-term average price of $198 per tonne. 218.00 245.00 257.00 130.00 0.00 100.00 200.00 300.00 400.00 500.00 600.00 700.00 USD Price per Metric Tonne Metallurgical Coal Price Indices (US$/t) PLV HCC FOB AUS LV HCC FOB USEC PLV HCC CFR China NEWC Thermal Long Term Historical Average Met Price $198/t

8 Celebrating 40 Years of Customer Relationships Coronado is proud to recognise a remarkable milestone of 40 years of continuous deliveries from the Curragh Complex to our valued Japanese Steel industry customers, including JFE Steel Corporation. This significant anniversary not only reflects our long-standing history but also reinforces our position as a leading producer of high-quality metallurgical coal and as a trusted supplier to the steel industry worldwide. We extend our heartfelt gratitude to our customers, whose trust and support have been instrumental in our success. As we commemorate this milestone, we reaffirm our commitment to delivering exceptional products to our customers and look forward to shaping the future together. Representatives of JFE Steel Corporation and Coronado are pictured in celebration of 40 years of partnership, trust, and shared success. Development Projects and Exploration Mammoth Underground The Curragh Underground Project, now officially named Mammoth Underground, remains on schedule, subject to regulatory approvals. During the March quarter, progress continued on critical path requirements for environmental approvals and mining equipment procurement. The Company expects to submit its request for relevant environmental approval for the project in the June quarter. Procurement activities are ongoing and on track with no critical path issues identified at this point. Long lead equipment deliveries are in-hand. S-pit highwall readiness is on track for imminent completion and handover to the underground mining team in the June quarter. Mammoth has substantial high-quality Met coal with a reserve base of 41 million ROM tonnes to be mined, with coal quality expected to mirror what is being mined at the existing Curragh North open cut. Once fully operational, the project is on target to deliver 1.5 – 2.0 Mtpa Saleable production in its first phase. Subject to receipt of regulatory approvals, first coal from Mammoth is expected in late-2024.

9 Buchanan Expansion Organic growth plans at our U.S. operations remain on target. Capital works at Buchanan continued during the quarter to invest in the construction of a new surface raw coal storage area to increase the mine’s storage capacity, ultimately reducing the risk of bottlenecks and allowing the longwall equipment to run at a higher capacity. Excavation of the storage area continued in the quarter, with 252,000 cubic meters excavated to date, with the balance of excavation works to be completed in the June quarter. Full project completion is expected in early 2025. The Buchanan mine is also progressing with the construction of a second set of skips to increase the mines hoisting capacity to the surface. Excavation works for the surface infrastructure and production hoist (pictured below) continued during the quarter. As of 31 March 2024, 85% of the shaft excavation works and concrete lining works are complete, with the balance expected to complete in mid-June. Full completion of the project is expected in early 2025. Emissions Reduction Projects Curragh Gas Pilot Project Coronado continued to make progress on its Gas Pilot Project at Curragh during the quarter. The project is targeting the capture and beneficial use of open-cut waste mine coal gas from our operations, with priority downstream use cases being for power generation and use as a diesel substitute in mining fleets. Production of Europa 1 & 2 wells commenced in the March quarter with dewatering leading to gas flow from both wells. The wells continue to be dewatered with gas flow steadily increasing. Coronado plans to continue to monitor gas flow in the near-term to build data and our understanding of each well’s performance. Next steps are to run an updated converted gas truck trial in the June quarter to test the feasibility of transitioning to waste mine coal gas conversion on more trucks. The Company is also investigating the feasibility of other downstream use cases.

10 Buchanan Emissions Reduction Given the proven success of the Ventilation Air Methane (VAM) unit at Vent Shaft 16 to reduce emissions, Coronado has commenced the installation of a second unit at Vent Shaft 18. Substantial construction works occurred during the March quarter which were completed in April. The new VAM unit is currently undergoing testing procedures and is scheduled to be online and operating in May, ahead of schedule. The establishment of this second VAM unit (pictured) is expected to substantially reduce Coronado’s emissions further, as part of our strategic path to a 30% emission reduction target by 2030. Coronado considers itself as an industry leader in implementing this emission reduction technology.

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", "plans", "considers", "forecasts", "anticipates", "targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2023 filed with the ASX and SEC on 20 February 2024, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Mar Q24	Dec Q23	Change	Mar 2024 YTD	Mar 2023 YTD	Change
ROM Production	**Mt**	**6.0**	**6.1**	**(2.1%)**	**6.0**	**6.2**	**(3.8%)**
Curragh	Mt	2.7	3.4	(19.7%)	2.7	2.7	1.4%
Buchanan	Mt	1.7	1.4	22.7%	1.7	2.0	(15.4%)
Logan	Mt	1.6	1.3	17.4%	1.6	1.6	2.0%
Saleable Production	**Mt**	**3.4**	**3.9**	**(13.0%)**	**3.4**	**3.7**	**(8.7%)**
Curragh	Mt	2.2	2.7	(19.1%)	2.2	2.1	5.0%
Buchanan	Mt	0.7	0.8	(6.9%)	0.7	1.1	(34.7%)
Logan	Mt	0.5	0.5	12.7%	0.5	0.6	(9.0%)
Sales Volumes	**Mt**	**3.7**	**4.1**	**(8.7%)**	**3.7**	**3.7**	**2.2%**
Curragh	Mt	2.5	2.6	(3.5%)	2.5	2.2	15.3%
Buchanan	Mt	0.7	0.8	(7.8%)	0.7	1.1	(31.5%)
Logan	Mt	0.5	0.7	(28.4%)	0.5	0.4	19.7%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle.

11

Reconciliation of Non-GAAP financial measures

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by sales volumes; and (iii) Net (Debt) / Cash, which we define as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of 10.750% Senior Secured Notes due 2026.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the three months ended 31 March 2024
(In US$000, except for volume data, unaudited)	Total Consolidated
Total costs and expenses	**700,118**
Less: Selling, general and administrative expense	(8,815)
Less: Depreciation, depletion and amortization	(45,349)
Total operating costs	**645,954**
Less: Other royalties	(85,160)
Less: Stanwell rebate	(31,451)
Less: Freight expenses	(56,822)
Less: Other non-mining costs	(7,073)
Total mining costs	**465,448**
Sales Volume excluding non-produced coal (MMt)	3.7
Average mining costs per tonne sold	**$125.6/t**

A reconciliation of Net Cash is shown below for each of the periods presented in this report:

	31 March 2024	31 December 2023
(In US$000, except for volume data, unaudited)	Total Consolidated	Total Consolidated
Cash and restricted cash	**224,944**	**339,295**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**224,693**	**339,043**
Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026	(242,326)	(242,326)
Net (Debt) / Cash	**(17,633)**	**96,717**

12

A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

	For the three months ended 31 March 2024		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**436,106**	**232,043**	**668,149**
Less: Other revenues	(8,509)	(26,647)	(35,156)
Total coal revenues	**427,597**	**205,396**	**632,993**
Less: Thermal coal revenues	(19,294)	(11,865)	(31,159)
Met Coal revenues	**408,303**	**193,531**	**601,834**
Volume of Met Coal sold (Mt)	1.8	1.1	2.9
Realised Price Per Tonne of Met Coal Sold	**$225.2/t**	**$170.9/t**	**$204.3/t**

	For the three months ended 31 December 2023		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**395,281**	**284,253**	**679,534**
Less: Other revenues	(10,269)	(1,668)	(11,937)
Total coal revenues	**385,012**	**282,585**	**667,597**
Less: Thermal coal revenues	(22,953)	(24,757)	(47,710)
Met Coal revenues	**362,059**	**257,828**	**619,887**
Volume of Met Coal sold (Mt)	1.8	1.4	3.2
Realised Price Per Tonne of Met Coal Sold	**$206.6/t**	**$189.4/t**	**$199.1/t**

	For the three months ended 31 March 2023		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**398,661**	**367,053**	**765,714**
Less: Other revenues	(7,857)	(19,512)	(27,369)
Total coal revenues	**390,804**	**347,541**	**738,345**
Less: Thermal coal revenues	(18,285)	(64,518)	(82,803)
Met Coal revenues	**372,519**	**283,023**	**655,542**
Volume of Met Coal sold (Mt)	1.5	1.2	2.7
Realised Price Per Tonne of Met Coal Sold	**$241.9/t**	**$236.9/t**	**$239.7/t**

13

Glossary

A$	Australian dollar currency
ABL	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Cash and Cash Equivalents (excluding restricted cash) and available Borrowings under our senior secured asset-based revolving credit facility dated 8 May 2023 ("ABL facility")
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mbcms	Million Bank Cubic Metres of waste movement

Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net (Debt) / Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
One Curragh Plan	The planned improvement initiatives at the Company's Curragh Mine Complex in Australia.
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised Price Per Tonne of Met Coal Sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
tCO2e	Tonnes of Carbon Dioxide equivalent emissions
Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)
US$	United States dollar currency
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the period ending 31 March 2024

14